Exhibit 99.1

Global Investor Services, Inc. Announces December 2010 Quarter Business Results and Business Milestones

New York, NY, February 22, 2011 – Global Investor Services, Inc. (OTCBB:GISV) (“Global” or the “Company”) announced its business results for this year’s third fiscal quarter ending December 2010.

Revenue for the December 2011 quarter was $471,531 as opposed to $ 301,148 in the prior year, representing an increase in revenue of 56%, and an 11% sequential increase versus the September 2010 quarter revenue of $423,524.

Year-to-date revenue as of December 2010 was $1,228,661 versus $ 867,956 in the prior year, representing an increase of 42%.

Year-to-date deferred revenue as of December 2010 was $444,048 versus $79,633 in the prior year.  This deferred revenue reflects cash received from current quarter sales which will be recognized as revenue in future periods as the services for advance subscriptions payments are delivered.

The growth in the Company’s gross revenue is largely attributable to increased marketing investment in the U.S. market where the revenue is derived primarily from two subscription-based channels:  On-line investor education and data feed services.

The Company increased its marketing effort in the December 2010 quarter and achieved more than 10,000 buyer leads, of which 45% of registrants attended on-line webinars. In the December 2010 quarter, the Company continued to reduce its cost per lead and converted webinar attendee leads into buyers at a rate of 18%.

The Company achieved several key milestones in the December quarter:  New lead flow sources were activated resulting in continuing strong lead flow and lower lead costs; the launch of Questrade’s “Bull’s Eye” product; the acceptance of Asian trial subscription orders, resulting in the Company delivering a large number of product licenses; a reduction in operating costs was achieved, and further efforts were made to re-structure the Company’s balance sheet.

“We are pleased at the progress we are making in implementing our online strategy and we believe the positive results are becoming more evident in the December 2010 Quarter. We will continue to invest our resources in online marketing campaigns to expand the number of leads generated and to further reduce customer acquisition costs.” said Nick Maturo, CEO of Global Investor Services, Inc.

The Company continues to invest in marketing campaigns for its online business model and credits the Company’s improving results to the increased marketing investment which began in April of 2010. In addition, the Company offered a “Holiday Special” in December where subscribers were offered a discount opportunity for extending their subscriptions an additional 6 or 12 months by paying in advance. This Holiday offer, along with the new trial Asian orders, were responsible for increased sales revenue bookings of approximately $915,000 for the quarter ending December 31, 2010, compared to bookings of $503,000 and $426,000 for the quarters ending September 30 and June 30th, 2010 respectively, as summarized in the table below.

BOOKINGS PERIOD	Quarter ending June 30, 2010	Quarter ending September 30, 2010	Quarter ending December 31, 2010
Reported Revenue	$333,606	$423,524	$471,531
Deferred Revenue	$93,259	$80,108	$444,408
Sales Revenue Bookings	$426,000	$503,000	$915,000

As a result of the increased effectivness of Global’s marketing campaigns generating increasing sales revenue and additional “Cash from Operations”, the company has been able to continue to decrease its “Cash Used in Operations”, as summarized below.

PERIOD	Quarter ending June 30, 2010	Quarter ending September 30, 2010	Quarter ending December 31, 2010
Cash From or (Used) in Operations	($638,504)	($377,524)	($76,579)

About Global Investor Services, Inc.:
Global Investor Services provides and delivers a comprehensive online program of investor education, offers proprietary investor search tools and trading indicators, distributes weekly newsletters and offers access to live weekly Trading Rooms through the company’s InvestView division www.investview.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements".  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov).  In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors.  The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

For more information, please contact:
Global Investor Services, Inc.
Nicholas S. Maturo, CEO, or
Bill Kosoff, CFO, at (212) 227-2242
www.gisvonline.com